Filed Pursuant to Rule 433

File No. 333-275878

FINAL TERM SHEET

Dated April 27, 2026

WALMART INC.

$350,000,000 Floating Rate Notes Due 2029

$650,000,000 4.000% Notes Due 2029

$1,000,000,000 4.150% Notes Due 2031

$1,250,000,000 4.450% Notes Due 2033

$1,000,000,000 4.750% Notes Due 2036

Name of Issuer:	Walmart Inc. (“Walmart” or the “Company”)

Title of Securities:	Floating Rate Notes Due 2029 (“Floating Rate Notes”)

4.000% Notes Due 2029 (“2029 Notes”)

4.150% Notes Due 2031 (“2031 Notes”)

4.450% Notes Due 2033 (“2033 Notes”)

4.750% Notes Due 2036 (“2036 Notes” and, collectively with the 2029 Notes, the 2031 Notes and the 2033 Notes, the “Fixed Rate Notes”, and the Fixed Rate Notes, collectively with the Floating Rate Notes, the “Notes”)

Aggregate Principal Amount:	$350,000,000 (Floating Rate Notes)
$650,000,000 (2029 Notes)
$1,000,000,000 (2031 Notes)
$1,250,000,000 (2033 Notes)
$1,000,000,000 (2036 Notes)

Issue Price (Price to Public):	100.000% of aggregate principal amount (Floating Rate Notes)

99.924% of aggregate principal amount (2029 Notes)

99.786% of aggregate principal amount (2031 Notes)

99.929% of aggregate principal amount (2033 Notes)

99.937% of aggregate principal amount (2036 Notes)

Maturity Date:	April 30, 2029 (Floating Rate Notes)
April 30, 2029 (2029 Notes)
April 30, 2031 (2031 Notes)
April 30, 2033 (2033 Notes)
April 30, 2036 (2036 Notes)

Coupon (Interest Rate):	In the case of the Floating Rate Notes, the interest rate for the initial Interest Period will be Compounded SOFR, as determined on July 28, 2026, plus 40 basis points. Thereafter, the interest rate for any Interest Period (as defined below) will be Compounded SOFR, as determined on the applicable date that is the second U.S. Government Securities Business Day (as defined below) preceding the Interest Determination Date (as defined below), plus 40 basis points.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

In the case of the Fixed Rate Notes:
4.000% (2029 Notes)
4.150% (2031 Notes)
4.450% (2033 Notes)
4.750% (2036 Notes)

Benchmark Treasury:	N/A (Floating Rate Notes)
UST 3.875% due April 15, 2029 (2029 Notes)
UST 3.875% due March 31, 2031 (2031 Notes)
UST 4.250% due March 31, 2033 (2033 Notes)
UST 4.125% due February 15, 2036 (2036 Notes)

Spread to Benchmark Treasury:	N/A (Floating Rate Notes)
+20 basis points (2029 Notes)
+25 basis points (2031 Notes)
+33 basis points (2033 Notes)
+43 basis points (2036 Notes)

Benchmark Treasury Price and Yield:	N/A (Floating Rate Notes)
100-04 1⁄4; 3.827% (2029 Notes)
99-21+; 3.948% (2031 Notes)
100-22+; 4.132% (2033 Notes)
98-12+; 4.328% (2036 Notes)

Yield to Maturity:	N/A (Floating Rate Notes)
4.027% (2029 Notes)
4.198% (2031 Notes)
4.462% (2033 Notes)
4.758% (2036 Notes)

Interest Payment Dates:	Interest will accrue from April 30, 2026.

Interest on the Floating Rate Notes will be payable quarterly on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2026.

Interest on the 2029 Notes will be payable semi-annually on April 30 and October 30 of each year, beginning on October 30, 2026.

Interest on the 2031 Notes will be payable semi-annually on April 30 and October 30 of each year, beginning on October 30, 2026.

Interest on the 2033 Notes will be payable semi-annually on April 30 and October 30 of each year, beginning on October 30, 2026.

Interest on the 2036 Notes will be payable semi-annually on April 30 and October 30 of each year, beginning on October 30, 2026.

Interest Payment Record Dates:	In the case of the Floating Rate Notes, January 15, April 15, July 15 and October 15 of each year.

In the case of the 2029 Notes, April 15 and October 15 of each year.

In the case of the 2031 Notes, April 15 and October 15 of each year.

In the case of the 2033 Notes, April 15 and October 15 of each year.

In the case of the 2036 Notes, April 15 and October 15 of each year.

Interest Determination Date:	In the case of the Floating Rate Notes, the second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date.

N/A (2029 Notes)
N/A (2031 Notes)
N/A (2033 Notes)
N/A (2036 Notes)

Interest Period:	In the case of the Floating Rate Notes, the period from and including a Floating Rate Interest Payment Date (or, in the case of the initial Interest Period, the Settlement Date) to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that the final interest period for the Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the Floating Rate Notes to, but excluding, the maturity date.

N/A (2029 Notes)
N/A (2031 Notes)
N/A (2033 Notes)
N/A (2036 Notes)

Observation Period:	In the case of the Floating Rate Notes, the period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such Interest Period; provided that the first Observation Period shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date.

N/A (2029 Notes)
N/A (2031 Notes)
N/A (2033 Notes)
N/A (2036 Notes)

Day Count Convention:	Actual/360 (Floating Rate Notes)
30/360 (2029 Notes) 30/360 (2031 Notes) 30/360 (2033 Notes) 30/360 (2036 Notes)

Optional Redemption Provisions:	There are no optional redemption provisions applicable to the Floating Rate Notes.

Walmart may redeem the Fixed Rate Notes of any series, at its option and, as to each series of Fixed Rate Notes, in whole or in part, at any time and from time to time, prior to the applicable Par Call Date for such series of Fixed Rate Notes, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

• (a) the sum of the present values of the Remaining Scheduled Payments (as defined below) less (b) interest accrued to, but excluding, the redemption date, and

• 100% of the principal amount of the Notes to be redeemed,

plus, in either case, any accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date for the Fixed Rate Notes of any series, Walmart may, at its option, redeem such series of Fixed Rate Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes to be redeemed, plus any accrued and unpaid interest on such series of Fixed Rate Note to be redeemed to, but excluding, the redemption date.

“Par Call Date” means, in the case of the 2029 Notes, March 30, 2029 (the date that is one month prior to the maturity date of such Fixed Rate Notes), in the case of the 2031 Notes, March 30, 2031 (the date that is one month prior to the maturity date of such Fixed Rate Notes), in the case of the 2033 Notes, February 28, 2033 (the date that is two months prior to the maturity date of such Fixed Rate Notes) and, in the case of the 2036 Notes, January 30, 2036 (the date that is three months prior to the maturity date of such Fixed Rate Notes).

“Remaining Scheduled Payments” means, with respect to any series of Fixed Rate Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption (assuming that such notes matured on the applicable Par Call Date for such series of Fixed Rate Notes).

In determining the present value of the Remaining Scheduled Payments, Walmart will discount such payments to the redemption date (assuming that such notes matured on the applicable Par Call Date for such series of Fixed Rate Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus, in the case of the 2029 Notes, 5 basis points, in the case of the 2031 Notes, 5 basis points, in the case of the 2033 Notes, 5 basis points and, in the case of the 2036 Notes, 10 basis points.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the notice of the redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date for such series of Fixed Rate Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date for such series of Fixed Rate Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the notice of the redemption, H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such notice of the redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date for such series of Fixed Rate Notes. If there is no United States Treasury security maturing on the applicable Par Call Date for such series of Fixed Rate Notes, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date for such series of Fixed Rate Notes, one with a maturity date preceding the applicable Par Call Date for such series of Fixed Rate Notes, and one with a maturity date following the applicable Par Call Date for such series of Fixed Rate Notes, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date for such series of Fixed Rate Notes. If there are two or more United States Treasury securities maturing on the applicable Par Call Date for such series of Fixed Rate Notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

A notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each registered holder of Fixed Rate Notes to be redeemed.

In the case of a partial redemption, selection of any Fixed Rate Note for redemption, in the case of global securities representing such series of Fixed Rate Notes, will be made in accordance with the policies and procedures of DTC (or another depositary), and in the case of certificated notes, will be made by lot. No Fixed Rate Notes of a principal amount of $2,000 or less will be redeemed in part. If any Fixed Rate Note is to be redeemed in part only, the notice of redemption that relates to such Fixed Rate Note will state the portion of the principal amount of such Fixed Rate Note to be redeemed. A new Fixed Rate Note in a principal amount equal to the unredeemed portion of such Fixed Rate Note will be issued in the name of the holder of such Fixed Rate Note upon surrender for cancellation of the original Fixed Rate Note. For so long as the Fixed Rate Notes are held by DTC (or another depositary), the redemption of any Fixed Rate Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting discounts and before offering expenses):	$349,125,000 (Floating Rate Notes)
$647,881,000 (2029 Notes)
$994,360,000 (2031 Notes)
$1,244,112,500 (2033 Notes)
$994,870,000 (2036 Notes)

Settlement Date:	T+3; April 30, 2026

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Barclays Capital Inc.
HSBC Securities (USA) Inc.
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	BNP Paribas Securities Corp.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc.
NatWest Markets Securities Inc.
Santander US Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
TD Securities (USA) LLC
ICBC Standard Bank Plc
Loop Capital Markets LLC
Academy Securities, Inc.
AmeriVet Securities, Inc.
C.L. King & Associates, Inc.
Siebert Williams Shank & Co., LLC
Bridgeway Securities Corp

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan, Korea, Singapore, Switzerland, Taiwan and the United Arab Emirates

CUSIP:	931142 FR9 (Floating Rate Notes)
931142 FS7 (2029 Notes)
931142 FT5 (2031 Notes)
931142 FU2 (2033 Notes)
931142 FV0 (2036 Notes)

ISIN:	US931142FR90 (Floating Rate Notes)
US931142FS73 (2029 Notes)
US931142FT56 (2031 Notes)
US931142FU20 (2033 Notes)
US931142FV03 (2036 Notes)

Ratings*:	Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Walmart Inc. by means of a registration statement on Form S-3 (SEC File No. 333-275878).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (iii) Mizuho Securities USA LLC toll-free at 1-866-271-7403.